Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

W&T Offshore Announces Fourth Quarter and Full Year 2024 Results

Including Year-End 2024 Proved Reserves,

Provides Guidance for 2025 and

Declares Dividend for First Quarter of 2025

HOUSTON, March 3, 2025 – W&T Offshore, Inc. (NYSE: WTI) (“W&T,” the “Company” or “us”) today reported operational and financial results for the fourth quarter and full year 2024, including the Company’s year-end 2024 reserve report. Detailed guidance for the first quarter of 2025 and full year 2025 was also provided, and W&T announced its dividend for the first quarter of 2025.

This press release includes non-GAAP financial measures, including Adjusted Net Loss, Adjusted EBITDA, Free Cash Flow, Net Debt and PV-10 which are described and reconciled to the most comparable GAAP measures below in the accompanying tables under “Non-GAAP Information.”

Key highlights for the fourth quarter of 2024, the full year 2024 and since year end 2024 include:

●	Delivered production in full year 2024 of 33.3 thousand barrels of oil equivalent per day (“MBoe/d”) (43% oil), or 12.2 million barrels of oil equivalent (“MMBoe”). This production was within the Company’s guidance range despite impacts from three hurricanes in the Gulf of America (“GOA”) and other downtime which was mainly related to the Cox acquisition (as defined below);
o	Achieved mid-point of the guidance for annual oil production and increased it by 4% year-over-year;
o	Produced 32.1 MBoe/d (43% oil) or 3.0 MMBoe in fourth quarter 2024, within W&T’s guidance range;
o	Announced the Main Pass 108 and 98 fields as well as the West Delta 73 field are expected to come back online in the second quarter of 2025;
●	Increased year-end 2024 proved reserves at SEC pricing to 127.0 MMBoe, with oil reserves increasing 39%;
o	Reported a standardized measure of discounted future net cash flows of $740.1 million and a present value of estimated future oil and natural gas revenues, minus direct expenses, discounted at a 10% annual rate (“PV-10”) of $1.2 billion, a 14% increase compared to PV-10 for year-end 2023, despite lower SEC pricing;
o	Benefited from acquisitions totaling 21.7 MMBoe, along with positive well performance and technical revisions of 5.0 MMBoe, partially offset by 10.5 MMBoe of negative price revisions and 12.2 MMBoe of production for the year, resulting in replacement of 219% of 2024 production with new reserves;
●	Incurred lease operating expenses (“LOE”) of $281.5 million in full year 2024, at the low end of the Company’s full year guidance range and $64.3 million in fourth quarter 2024, 12% below the low end of the Company’s fourth quarter guidance;
●	Acquired six shallow water GOA fields in January 2024 (“the Cox acquisition”), all of which are 100% working interest and located adjacent to existing W&T operations, for $77.3 million, which was funded with cash on hand;
●	Sold a non-core interest in Garden Banks Blocks 385 and 386 in January 2025, which included latest net production of approximately 195 barrels of oil equivalent per day (“Boe/d”) (72% oil) for $11.9 million (the “Garden Banks Disposition”), or over $60,000 per flowing barrel, after customary closing adjustments;

●	Received $58.5 million in cash for an insurance settlement (the “Insurance Settlement”) related to the Mobile Bay 78-1 well, in first quarter of 2025, which further bolsters W&T’s balance sheet;
●	Successfully refinanced the Company’s $275.0 million 11.75% Senior Second Lien Notes due 2026 (the “11.75% Notes”) and $114.2 million outstanding amount under the term loan provided by Munich Re Risk Financing, Inc., as lender (the “MRE Term Loan”) with proceeds from the issuance of new $350.0 million of 10.75% Senior Second Lien Notes due 2029 (the “10.75% Notes”) in January 2025 and available cash on hand;
o	Paid down and effectively reduced gross debt by around $39.0 million;
o	Eliminated principal payments of $27.6 million in 2025, $25.4 million in 2026, $22.9 million in 2027 and $38.3 million in 2028;
o	Lowered interest rate on the Senior Second Lien Notes by 100 basis points;
●	Entered into a new credit agreement in the first quarter 2025 for a $50 million revolving credit facility which matures in July 2028, that is undrawn and replaces the previous credit facility provided by Calculus Lending, LLC;
●	Reported net loss for full year 2024 of $87.1 million, or $(0.59) per diluted share and net loss of $23.4 million, or $(0.16) per diluted share for fourth quarter 2024;
o	Adjusted Net Loss totaled $67.6 million, or $(0.46) per diluted share for full year 2024, and $26.2 million, or $(0.18) per diluted share, for fourth quarter 2024, which primarily excludes the net unrealized gain on outstanding derivative contracts, non-ARO plugging and abandonment (“P&A”) costs, other costs and the related tax effect;
●	Generated Adjusted EBITDA of $153.6 million in full year 2024 and $31.6 million in the fourth quarter of 2024;
●	Produced net cash from operating activities of $59.5 million and Free Cash Flow of $44.9 million in full year 2024;
●	Reported cash and cash equivalents of $109.0 million, lowered total debt to $393.2 million and lowered Net Debt to $284.2 million at December 31, 2024;
●	Added costless collar hedges for 50,000 million British Thermal Units per day (“MMBtu/d”) of natural gas for the period of March through December 2025;
●	Paid fifth consecutive quarterly dividend of $0.01 per common share in November 2024; and
o	Declared first quarter 2025 dividend of $0.01 per share, which will be payable on March 24, 2025 to stockholders of record on March 17, 2025;

Tracy W. Krohn, W&T’s Chairman of the Board and Chief Executive Officer, commented, “We delivered solid results in 2024 thanks to our continued commitment to executing on our strategic vision focused on free cash flow generation, maintaining solid production and maximizing margins. We generated strong Adjusted EBITDA of $153.6 million and Free Cash Flow of $44.9 million for full year 2024. This was achieved despite limited contribution from the Cox acquisition as we continued to work on enhancing long-term value for these assets at the expense of deferring some near-term production. Some of this benefit is already reflected in our year-end reserves, which saw a 39% increase in oil reserves, and our PV-10 increased by almost $150 million, despite lower SEC pricing compared to year end 2023. We replaced production by over 200% with our positive revisions and acquisitions. Our focus on cost control and capturing synergies associated with our asset acquisitions contributed to our LOE coming in at the bottom end of our reduced guidance range. In addition, we are expecting further production uplift associated with the remaining fields from the Cox acquisition coming online in the second quarter of 2025 that have been shut in so that we could improve the facilities and transportation of production to enhance safety and efficiency of operations in the future.”

“In early 2025, we strengthened our balance sheet by closing the new 10.75% Notes, entered into a new revolving credit facility and added material cash through a non-core disposition and an insurance settlement. The new 10.75%

Notes have an interest rate 100 basis points lower than our 11.75% Notes and received improved credit ratings from S&P and Moody’s, had a broad distribution including international investors and were significantly oversubscribed. We also received a $58.5 million cash insurance settlement payment related to a well loss event. Finally, we sold our non-core interests for $11.9 million after customary closing adjustments in Garden Banks 385 and 386 at over $60,000 per flowing barrel which is highly accretive to W&T. This further demonstrates the value of our assets and our ability to divest our properties at attractive multiples.”

Mr. Krohn concluded, “As we progress through 2025 with a stronger balance sheet, we remain poised to take advantage of potential acquisitions that will be accretive to our stakeholders. We remain committed to enhancing shareholder value and returning value to our shareholders through the quarterly dividend in place since November 2023. Our strategy has proven to be sustainable over the past 40 plus years, and we are well-positioned to continue to successfully execute it in the future.”

Production, Prices and Revenue:  Production for the fourth quarter of 2024 was 32.1 MBoe/d, within the Company’s fourth quarter guidance and up 4% compared with 31.0 MBoe/d for the third quarter of 2024 and down compared with 34.1 MBoe/d for the corresponding period in 2023. Production in the second half of 2024 was temporarily reduced mainly due to multiple named storms and third-party downtime. Fourth quarter 2024 production was comprised of 13.7 thousand barrels per day (“MBbl/d”) of oil (43%), 3.0 MBbl/d of natural gas liquids (“NGLs”) (9%), and 92.4 million cubic feet per day (“MMcf/d”) of natural gas (48%).

W&T’s average realized price per Boe before realized derivative settlements was $39.86 per Boe in the fourth quarter of 2024, a decrease of 5% from $41.92 per Boe in the third quarter of 2024 and a decrease of 4% from $41.55 per Boe in the fourth quarter of 2023. Fourth quarter 2024 oil, NGL and natural gas prices before realized derivative settlements were $68.71 per barrel of oil, $24.59 per barrel of NGL and $2.85 per Mcf of natural gas.

Revenues for the fourth quarter of 2024 were $120.3 million, which were slightly lower than the third quarter of 2024 revenues of $121.4 million driven by lower realized prices for oil. Fourth quarter 2024 revenues were approximately 9% lower than $132.3 million of revenues in the fourth quarter of 2023 due to lower average realized prices and lower production volumes.

Lease Operating Expenses: LOE, which includes base lease operating expenses, insurance premiums, workovers and facilities maintenance expenses, was $64.3 million in the fourth quarter of 2024, which was 12% below the low end of the previously provided guidance range of $73.0 to $81.0 million. LOE came in lower than expected as the Company continued to realize synergies from asset acquisitions in late 2023 and early 2024. LOE for the fourth quarter of 2024 was approximately 11% lower compared to $72.4 million in the third quarter of 2024 primarily due to favorable audit adjustments, an increase in royalty credits and lower repairs and maintenance costs. LOE for the fourth quarter of 2024 was essentially flat compared to $64.6 million for the corresponding period in 2023. On a component basis for the fourth quarter of 2024, base LOE and insurance premiums were $53.5 million, workovers were $0.9 million, and facilities maintenance and other expenses were $9.9 million. On a unit of production basis, LOE was $21.76 per Boe in the fourth quarter of 2024. This compares to $25.37 per Boe for the third quarter of 2024 and $20.61 per Boe for the fourth quarter of 2023, reflecting a decrease in production in the periods.

Gathering, Transportation Costs and Production Taxes: Gathering, transportation costs and production taxes totaled $5.9 million ($2.00 per Boe) in the fourth quarter of 2024, compared to $6.1 million ($2.15 per Boe) in the third quarter of 2024 and $6.6 million ($2.11 per Boe) in the fourth quarter of 2023. Gathering, transportation costs and production taxes decreased in the fourth quarter of 2024 from the prior quarter due to lower processing and transportation fees offset by increased production taxes.

Depreciation, Depletion and Amortization (“DD&A”):  DD&A was $12.94 per Boe in the fourth quarter of 2024. This compares to $11.99 per Boe and $10.73 per Boe for the third quarter of 2024 and the fourth quarter of 2023, respectively.

Asset Retirement Obligations Accretion:  Asset retirement obligations accretion was $2.76 per Boe in the fourth quarter of 2024. This compares to $2.75 per Boe and $2.35 per Boe for the third quarter of 2024 and the fourth quarter of 2023, respectively.

General & Administrative Expenses (“G&A”):  G&A was $20.8 million for the fourth quarter of 2024, which increased from $19.7 million in the third quarter of 2024 primarily due to higher quarter over quarter accrual for non-cash long-term incentives and increased from $18.3 million in the fourth quarter of 2023 primarily due to higher quarter over quarter accruals for short-term incentives and non-cash long term incentives. On a unit of production basis, G&A was $7.04 per Boe in the fourth quarter of 2024 compared to $6.91 per Boe in the third quarter of 2024 and $5.82 per Boe in the corresponding period of 2023. These differences are primarily related to production variances.

Derivative (Gain) Loss, net: In the fourth quarter of 2024, W&T recorded a net loss of $2.1 million with commodity derivative contracts comprised of $2.6 million of realized losses and $0.5 million of unrealized gains related to the increase in fair value of open contracts. W&T recognized a net gain of $3.2 million in the third quarter of 2024 and a net gain of $13.2 million in the fourth quarter of 2023 related to commodity derivative activities.

To take advantage of the recent uptick in prices for natural gas, W&T recently added Henry Hub costless collars for 50,000 MMBtu/d of natural gas for the period of March through December 2025 with a floor of $3.88 per MMBtu and a ceiling of $5.125 per MMBtu.

A summary of the Company’s outstanding derivative positions is provided in the investor presentation posted on W&T’s website.

Interest Expense: Net interest expense in the fourth quarter of 2024 was $10.2 million compared to $10.0 million in the third quarter of 2024 and $9.7 million in the fourth quarter of 2023.

Other Expense: During 2021 and 2022, as a result of the declaration of bankruptcy by a third party that is the indirect successor in title to certain offshore interests that were previously divested by the Company, W&T recorded a contingent loss accrual related to anticipated non-ARO P&A costs. During the fourth quarter of 2024, the Company reassessed its existing obligations and recorded a $2.8 million decrease in the contingent loss accrual.

Income Tax (Benefit) Expense: W&T recognized an income tax benefit of $1.8 million in the fourth quarter of 2024. This compares to the recognition of an income tax benefit of $4.5 million and an income tax expense of $1.9 million for the quarters ended September 30, 2024 and December 31, 2023, respectively.

Capital Expenditures and Asset Retirement Settlements: Capital expenditures on an accrual basis (excluding acquisitions) in the fourth quarter of 2024 were $12.2 million, and asset retirement settlement costs totaled $19.3 million. For the year ended December 31, 2024, capital expenditures on an accrual basis (excluding acquisitions) totaled $28.6 million and asset retirements costs were $39.7 million. Investments related to acquisitions in the year ended December 31, 2024 totaled $80.6 million, which included $77.3 million for the Cox acquisition and $3.3 million of final purchase price adjustments related to W&T’s acquisition of properties in September 2023.

Balance Sheet and Liquidity: As of December 31, 2024, W&T had available liquidity of $159.0 million comprised of $109.0 million in unrestricted cash and cash equivalents and $50.0 million of borrowing availability under W&T’s first priority secured revolving facility provided by Calculus Lending LLC. As of December 31, 2024, the Company had total debt of $393.2 million and Net Debt of $284.2 million. As of December 31, 2024, Net Debt to trailing twelve months (“TTM”) Adjusted EBITDA was 1.8x.

Debt Refinance: On January 28, 2025 W&T closed an offering of the 10.75% Notes at par in a private offering that was exempt from registration under the Securities Act of 1933, as amended. The Company used a portion of the proceeds from the 10.75% Notes offering, along with cash on hand to, (i) purchase for cash pursuant to a tender offer, such of the Company’s outstanding 11.75% Notes that were validly tendered pursuant to the terms thereof, (ii) repay $114.2 million outstanding under the Term Loan, (iii) fund the full redemption amount for an August 1, 2025 redemption of the remaining 11.75% Notes not validly tendered and accepted for purchase in the tender offer, and (iv) pay premiums, fees and expenses related to these transactions. On the closing date of the offering of the 10.75% Notes, the Company completed all actions necessary to satisfy and discharge the indenture governing the 11.75% Notes.

Pro forma for the debt refinance, the Garden Banks Disposition and the Insurance Settlement, as of December 31, 2024, W&T’s cash and cash equivalents would have been approximately $104.3 million, total debt would have been approximately $349.5 million and Net Debt would have been approximately $245.2 million. As of December 31, 2024, the pro forma Net Debt to TTM Adjusted EBITDA would have been 1.6x.

In conjunction with the issuance of the 10.75% Notes, the Company entered into a new credit agreement which provides the Company with a revolving credit and letter of credit facility, with initial lending commitments of $50 million with a letter of credit sublimit of $10 million. The Credit Facility matures on July 28, 2028.

Accretive Acquisition of Producing Properties in the GOA: In January 2024, W&T was the successful bidder for six fields in the GOA, including Eugene Island 64, Main Pass 61, Mobile 904, Mobile 916, South Pass 49 and West Delta 73, all of which include a 100% working interest and an average 82% net revenue interest. They are located in water depths ranging between approximately 15 and 400 feet. Their proximity to W&T’s areas of existing operations provides the ability for W&T to capture synergies regarding personnel, well optimization, gathering and transport. The final purchase price for the assets was $77.3 million, after closing costs and other transaction costs, which were funded from the Company’s cash on hand. Key highlights of the transaction included:

●	Added significant year-end 2024 reserves of 21.7 MMBoe (62% liquids), even after excluding 1.3 MMBoe of production during 2024;
●	Based on the cash consideration paid of $77.3 million, this equates to a price of $3.38 per Boe of 2024 SEC reserves booked, when adding back 2024 production of 1.3 MMBoe;
●	Multiple fields were immediately shut-in while improvements were made to bring them up to W&T’s standards for safety and efficiency. Those fields are expected to come back online in the first half of 2025;
o	The Main Pass 108 and 98 fields as well as the West Delta 73 field are expected to return to production in the second quarter of 2025; and
●	The Company believes that it can further increase production on these properties through workovers, recompletions and ongoing facility upgrades.

Non-Core Asset Disposition

In early 2025, W&T sold a non-core interest in Garden Banks Blocks 385 and 386, which included net production of approximately 195 Boe/d, for $11.9 million after normal purchase price adjustments. The effective date of the sale was December 1, 2024, and the transaction closed in January 2025. The impact to W&T’s reserves for year-end 2024 were minimal at about 0.12 MMBoe.

Full Year-End 2024 Financial Review

W&T reported a net loss for the full year 2024 of $87.1 million, or $(0.59) per diluted share, and Adjusted Net Loss of $67.6 million, or $(0.46) per diluted share. For the full year 2023, the Company reported net income of $15.6 million, or $0.11 per diluted share, and Adjusted Net Loss of $21.7 million, or $(0.15) per diluted share. W&T generated Adjusted EBITDA of $153.6 million for the full year 2024 compared to $183.2 million in 2023. The year-over-year decrease was primarily driven by lower oil and natural gas prices and decreased production. Revenues totaled $525.3 million for 2024 compared with $532.7 million in 2023. Net cash provided by operating activities for the year ended December 31, 2024 was $59.5 million compared with $115.3 million for the same period in 2023. Free Cash Flow totaled $44.9 million in 2024 compared with $63.3 million in 2023.

Production for 2024 averaged 33.3 MBoe/d for a total of 12.2 MMBoe, comprised of 5.3 MMBbl of oil, 1.2 MMBbl of NGLs and 34.3 Bcf of natural gas. Full year 2023 production averaged 34.9 MBoe/d or 12.7 MMBoe in total and was comprised of 5.1 MMBbl of oil, 1.4 MMBbl of NGLs and 37.6 Bcf of natural gas.

For the full year 2024, W&T’s average realized sales price per barrel of crude oil was $75.28 and $23.08 per barrel of NGLs and $2.65 per Mcf of natural gas. While the realized pricing for oil and natural gas were down year-over-year, the production mix was more weighted toward oil in 2024, thus the equivalent sales price for 2024 was $42.23 per Boe, which was 3% higher than the equivalent price of $41.16 per Boe realized in 2023.  For 2023, the Company’s realized crude oil sales price was $75.52 per barrel, NGL sales price was $22.93 per barrel, and natural gas price was $2.93 per Mcf.

For the full year 2024, LOE was $281.5 million compared to $257.7 million in 2023. While LOE increased year-over-year in 2024 due to increased workover and facility investments, higher oil production and costs from the acquisition of additional properties in January 2024 and September 2023, W&T’s LOE for 2024 was 10% below the midpoint guidance for LOE as the Company was able to mitigate some of these increased costs through synergies from the asset acquisitions.

Gathering, transportation, and production taxes totaled $28.2 million in 2024, an increase from the $26.3 million in 2023.

For the full year 2024, G&A was $82.4 million, which was a 9% increase over the $75.5 million reported in 2023. The increase year-over-year is primarily due to increased salary and benefits costs and non-recurring legal fees that were somewhat offset by lower accruals for short-term incentives. On a per unit basis, G&A per Boe was $6.76 in 2024, up from $5.93 per Boe in 2023.  G&A increased on a per Boe basis primarily due to lower production.

OPERATIONS UPDATE

Well Recompletions and Workovers

During the fourth quarter of 2024, the Company performed two workovers and two recompletions that positively impacted production for the quarter. W&T plans to continue performing these low cost and low risk short payout operations that impact both production and revenue.

Year-End 2024 Proved Reserves

The Company’s year-end 2024 SEC proved reserves were 127.0 MMBoe, compared with 123.0 MMBoe at year-end 2023. In 2024, W&T recorded positive performance revisions of 5.0 MMBoe, and acquisitions of reserves of 21.7 MMBoe, which were offset by 10.5 MMBoe of negative price revisions and 12.2 MMBoe of production for the year.  During 2024, W&T continued to focus on reducing Net Debt while identifying and executing attractive acquisitions.  Successful workovers, operational excellence and acquisitions allowed W&T to replace 219% of production with new reserves.

The SEC twelve-month first day of the month average spot prices used in the preparation of the report for year-end 2024 were $76.32 per barrel of oil and $2.13 per MMBtu of natural gas. Comparable prices used for the prior year report were $78.21 per barrel of oil and $2.64 per MMBtu of natural gas. The PV-10 of W&T’s proved reserves at year-end 2024 increased 14% to $1.2 billion from $1.1 billion at year-end 2023, driven primarily by an increase in oil reserves due to the acquisition in January 2024 and by positive reserve performance revisions which were somewhat offset by lower SEC pricing.

Approximately 51% of year-end 2024 proved reserves were liquids (41% crude oil and 10% NGLs) and 49% natural gas. The reserves were classified as 52% proved developed producing, 31% proved developed non-producing, and 17% proved undeveloped. W&T’s reserve life ratio at year-end 2024, based on year-end 2024 proved reserves and 2024 production, was 10.4 years.

	Oil	NGLs	Natural Gas		PV-10[1]
	(MMBbls)	(MMBbls)	(Bcf)	MMBoe	($MM)
Proved reserves as of December 31, 2023	37.0	13.7	434.0	123.0	$1,080.9
Revisions of previous estimates	7.4	1.8	(26.1)	5.0
Revisions due to change in SEC prices	(0.4)	(1.6)	(51.0)	(10.5)
Purchase of minerals in place	12.9	0.3	51.8	21.7
Production	(5.3)	(1.2)	(34.3)	(12.2)
Proved reserves as of December 31, 2024	51.6	13.0	374.4	127.0	$1,229.5

(1)	PV-10 for this presentation excludes any provisions for asset retirement obligations or income taxes.

In accordance with guidelines established by the SEC, estimated proved reserves as of December 31, 2024 were determined to be economically producible under existing economic conditions, which requires the use of the 12-month average of the first-day-of-the-month price for the year ended December 31, 2024. The WTI spot price and the Henry Hub spot price were utilized as the reference prices and after adjusting for quality, transportation, fees, energy content, and regional price differentials, the average realized prices were $74.69 per barrel for oil, $22.98 per barrel for NGLs, and $2.58 per Mcf for natural gas. In determining the estimated realized price for NGLs, a ratio was computed for each field of the NGLs realized price compared to the crude oil realized price. This ratio was then applied to the crude price using SEC guidance. Such prices were held constant throughout the estimated lives of the reserves. Future estimated production and development costs are based on year-end costs with no escalations.

The standardized measure of future net cash flows was $740.1 million at December 31, 2024, which is calculated as the PV-10 of $1,229.5 million less discounted cash outflows of $334.6 million associated with asset retirement obligations and $154.8 million associated with income taxes. At December 31, 2023, the standardized measure was $683.2 million, which is calculated as the PV-10 of $1,080.9 million less discounted cash outflows of $246.7 million associated with asset retirement obligations and $151.0 million associated with income taxes.

First Quarter and Full Year 2025 Production and Expense Guidance

The guidance for the first quarter and full year 2025 in the table below represents the Company’s current expectations. Please refer to the section entitled “Forward-Looking and Cautionary Statements” below for risk factors that could impact guidance.

In the first quarter of 2025, there have been several planned facility and pipeline maintenance projects as well as unplanned downtime at several fields due to multiple winter freezes in the first quarter of 2025 that temporarily reduced production. Full year 2025 production reflects the West Delta 73 field returning to production in the second quarter as well as the other fields that were temporarily shut-in during the first quarter of 2025. First quarter 2025 LOE is expected to be higher than the prior quarter due to increased maintenance and repair costs and facility upgrades; full year 2025 LOE is expected to be modestly higher than 2024.

Production	First Quarter 2025	Full Year 2025
Oil (MBbl)	1,130 - 1,250	5,150 – 5,690
NGLs (MBbl)	205 - 235	1,020 – 1,140
Natural gas (MMcf)	7,220 – 7,980	34,880 – 38,560
Total equivalents (MBoe)	2,538 – 2,815	11,983 – 13,257
Average daily equivalents (MBoe/d)	27.6 – 30.6	32.8 – 36.3
Expenses	First Quarter 2025	Full Year 2025
Lease operating expense ($MM)	72.5 – 80.5	280.0 – 310.0
Gathering, transportation & production taxes ($MM)	6.1 – 6.9	27.1 – 30.1
General & administrative – cash ($MM)	17.8 – 19.8	62.0 – 69.0
General & administrative – non-cash ($MM)	2.1 – 2.5	10.1 – 11.3
DD&A ($ per Boe)		13.40 – 14.90

W&T expects substantially all income taxes in 2025 to be deferred.

2025 Capital Investment Program

W&T’s capital expenditure budget for 2025 is expected to be in the range of $34.0 million to $42.0 million, which excludes potential acquisition opportunities.  Included in this range are planned expenditures related to asset integrations as well as ongoing costs related to the acquisitions for facilities, leasehold, seismic, and recompletions.

Plugging and abandonment expenditures are expected to be in the range of $27.0 million to $37.0 million.  The Company spent approximately $40 million on these costs in 2024.

Conference Call Information:  W&T will hold a conference call to discuss its financial and operational results on Tuesday, March 4, 2025 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Interested parties may dial 1-844-739-3797. International parties may dial 1-412-317-5713. Participants should request to connect to the “W&T Offshore Conference Call.” This call will also be webcast and available on W&T’s website at www.wtoffshore.com under “Investors.” An audio replay will be available on the Company’s website following the call.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of America and has grown through acquisitions, exploration and development. As of December 31, 2024, the Company had working interests in 52 fields in federal and state waters (which include 45 fields in federal waters and seven in state waters). The Company has under lease approximately 646,200 gross acres (502,300 net acres) spanning across the outer continental shelf off the coasts of Louisiana, Texas, Mississippi and Alabama, with approximately 493,000 gross acres on the conventional shelf, approximately 147,700 gross acres in the deepwater and 5,500 gross acres in Alabama state waters. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this release, including those regarding the Company’s financial position, operating and financial performance, business strategy, plans and objectives of management for future operations, projected costs, industry conditions, potential acquisitions, sustainability initiatives, the impact of and integration of acquired assets, and indebtedness are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes, although not all forward-looking statements contain such identifying words. Items contemplating or making assumptions about actual or potential future production and sales, prices, market size, and trends or operating results also constitute such forward-looking statements.

These forward-looking statements are based on the Company’s current expectations and assumptions about future events and speak only as of the date of this release. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, as results actually achieved may differ materially from expected results described in these statements. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements, unless required by law.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, the regulatory environment, including availability or timing of, and conditions imposed on, obtaining and/or maintaining permits and approvals, including those necessary for drilling and/or development projects; the impact of current, pending and/or future laws and regulations, and of legislative and regulatory changes and other government activities, including those related to permitting, drilling, completion, well stimulation, operation, maintenance or abandonment of wells or facilities, managing energy, water, land, greenhouse gases or other emissions, protection of health, safety and the environment, or transportation, marketing and sale of the Company’s products; inflation levels; global economic trends, geopolitical risks and general economic and industry conditions, such as the global supply chain disruptions and the government interventions into the financial markets and economy in response to inflation levels and world health events; volatility of oil, NGL and natural gas prices; the global energy future, including the factors and trends that are expected to shape it, such as concerns about climate change and other air quality issues, the transition to a low-emission economy and the expected role of different energy sources; supply of and demand for oil, natural gas and NGLs, including due to the actions of foreign producers, importantly including OPEC and other major oil producing companies (“OPEC+”) and change in OPEC+’s production levels; disruptions to, capacity constraints in, or other limitations on the pipeline systems that deliver the Company’s oil and natural gas and other processing and transportation considerations; inability to generate sufficient cash flow from operations or to obtain adequate financing to fund capital expenditures, meet the Company’s working capital requirements or fund planned investments; price fluctuations and availability of natural gas and electricity; the Company’s ability to use derivative instruments to manage commodity price risk; the Company’s ability to meet the Company’s planned drilling schedule, including due to the Company’s ability to obtain permits on a timely basis or at all, and to successfully drill wells that produce oil and natural gas in commercially viable quantities; uncertainties associated with estimating proved reserves and related future cash flows; the Company’s ability to replace the Company’s reserves through exploration and development activities; drilling and production results, lower–than–expected production, reserves or resources from development projects or higher–than–expected decline rates; the Company’s ability to obtain timely and available drilling and completion equipment and crew availability and access to necessary resources for drilling, completing and operating wells; changes in tax laws; effects of competition; uncertainties and liabilities associated with acquired and divested assets; the Company’s ability to make acquisitions and successfully integrate any acquired businesses; asset impairments from commodity price declines; large or multiple customer defaults on contractual obligations, including defaults resulting from actual or potential insolvencies; geographical concentration of the Company’s operations; the creditworthiness and performance of the Company’s counterparties with respect to its hedges; impact of derivatives legislation affecting the Company’s ability to hedge; failure of risk management and ineffectiveness of internal controls; catastrophic events, including tropical storms, hurricanes, earthquakes, pandemics and other world health events; environmental risks and liabilities under U.S. federal, state, tribal and local laws and regulations (including remedial actions); potential liability resulting from pending or future litigation; the Company’s ability to recruit and/or retain key members of the Company’s senior management and key technical employees;

information technology failures or cyberattacks; and governmental actions and political conditions, as well as the actions by other third parties that are beyond the Company’s control, and other factors discussed in W&T Offshore’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q found at www.sec.gov or at the Company’s website at www.wtoffshore.com under the Investor Relations section.

W&T OFFSHORE, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2024	2024	2023	2024	2023
Revenues:
Oil	$86,778	$90,862	$94,076	$395,620	$381,389
NGLs	6,713	5,636	6,851	27,978	32,446
Natural gas	24,203	23,148	29,401	90,877	110,158
Other	2,651	1,726	2,012	10,786	8,663
Total revenues	120,345	121,372	132,340	525,261	532,656

Operating expenses:
Lease operating expenses	64,259	72,412	64,643	281,488	257,676
Gathering, transportation and production taxes	5,912	6,147	6,620	28,177	26,250
Depreciation, depletion, and amortization	38,208	34,206	33,658	143,025	114,677
Asset retirement obligations accretion	8,157	7,848	7,377	32,374	29,018
General and administrative expenses	20,799	19,723	18,251	82,391	75,541
Total operating expenses	137,335	140,336	130,549	567,455	503,162

Operating (loss) income	(16,990)	(18,964)	1,791	(42,194)	29,494

Interest expense, net	10,226	9,992	9,729	40,454	44,689
Derivative (gain) loss, net	2,113	(3,199)	(13,199)	(3,589)	(54,759)
Other (income) expense, net	(4,118)	15,709	3,772	18,071	5,621
(Loss) income before income taxes	(25,211)	(41,466)	1,489	(97,130)	33,943
Income tax (benefit) expense	(1,849)	(4,545)	1,932	(9,985)	18,345
Net (loss) income	$(23,362)	$(36,921)	$(443)	$(87,145)	$15,598

Net (loss) income per share:
Basic	$(0.16)	$(0.25)	$—	$(0.59)	$0.11
Diluted	(0.16)	(0.25)	—	(0.59)	0.11

Weighted average common shares outstanding
Basic	147,365	147,206	146,578	147,133	146,483
Diluted	147,365	147,206	146,578	147,133	148,302

W&T OFFSHORE, INC.
Condensed Operating Data
(Unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2024	2024	2023	2024	2023
Net sales volumes:
Oil (MBbls)	1,263	1,210	1,219	5,255	5,050
NGLs (MBbls)	273	262	329	1,212	1,415
Natural gas (MMcf)	8,505	8,289	9,533	34,296	37,591
Total oil and natural gas (MBoe) (1)	2,953	2,854	3,136	12,183	12,730

Average daily equivalent sales (MBoe/d)	32.1	31.0	34.1	33.3	34.9

Average realized sales prices (before the impact of derivative settlements):
Oil ($/Bbl)	$68.71	$75.09	$77.17	$75.28	$75.52
NGLs ($/Bbl)	24.59	21.51	20.82	23.08	22.93
Natural gas ($/Mcf)	2.85	2.79	3.08	2.65	2.93
Barrel of oil equivalent ($/Boe)	39.86	41.92	41.55	42.23	41.16

Average operating expenses per Boe ($/Boe):
Lease operating expenses	$21.76	$25.37	$20.61	$23.10	$20.24
Gathering, transportation and production taxes	2.00	2.15	2.11	2.31	2.06
Depreciation, depletion, and amortization	12.94	11.99	10.73	11.74	9.01
Asset retirement obligations accretion	2.76	2.75	2.35	2.66	2.28
General and administrative expenses	7.04	6.91	5.82	6.76	5.93

(1)	MBoe is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly. The realized prices presented above are volume-weighted for production in the respective period.

W&T OFFSHORE, INC.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$109,003	$173,338
Restricted cash	1,552	4,417
Receivables:
Oil and natural gas sales	63,558	52,080
Joint interest, net	25,841	15,480
Other	—	2,218
Prepaid expenses and other assets	18,504	17,447
Total current assets	218,458	264,980

Oil and natural gas properties, net	777,741	749,056
Restricted deposits for asset retirement obligations	22,730	22,272
Deferred income taxes	48,808	38,774
Other assets	31,193	38,923
Total assets	$1,098,930	$1,114,005

Liabilities and Shareholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$83,625	$78,857
Accrued liabilities	33,271	31,978
Undistributed oil and natural gas proceeds	53,131	42,134
Advances from joint interest partners	2,443	2,962
Current portion of asset retirement obligations	46,326	31,553
Current portion of long-term debt, net	27,288	29,368
Total current liabilities	246,084	216,852

Asset retirement obligations	502,506	467,262
Long-term debt, net	365,935	361,236
Other liabilities	16,182	19,420

Commitments and contingencies	20,800	18,043

Shareholders’ (deficit) equity:
Preferred stock	—	—
Common stock	2	1
Additional paid-in capital	595,407	586,014
Retained deficit	(623,819)	(530,656)
Treasury stock	(24,167)	(24,167)
Total shareholders’ (deficit) equity	(52,577)	31,192
Total liabilities and shareholders’ (deficit) equity	$1,098,930	$1,114,005

W&T OFFSHORE, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2024	2024	2023	2024	2023
Operating activities:
Net (loss) income	$(23,362)	$(36,921)	$(443)	$(87,145)	$15,598
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation, depletion, amortization and accretion	46,365	42,054	41,035	175,399	143,695
Share-based compensation	3,818	1,956	3,124	10,192	10,383
Amortization and write off of debt issuance costs	1,117	1,109	1,266	4,562	6,980
Derivative loss (gain), net	2,113	(3,199)	(13,199)	(3,589)	(54,759)
Derivative cash (settlements) receipts, net	(1,638)	1,208	(2,809)	4,527	(8,932)
Deferred income (benefit) taxes	(1,941)	(4,545)	3,838	(10,077)	18,485
Changes in operating assets and liabilities:			—
Accounts receivable	(17,064)	21,913	(2,989)	(19,621)	12,586
Prepaid expenses and other current assets	1,792	2,502	(28,262)	(1,450)	(2,712)
Accounts payable, accrued liabilities and other	3,831	(2,962)	43,155	26,433	7,972
Asset retirement obligation settlements	(19,348)	(8,347)	(9,052)	(39,692)	(33,970)
Net cash (used in) provided by operating activities	(4,317)	14,768	35,664	59,539	115,326

Investing activities:
Investment in oil and natural gas properties and equipment	(14,124)	(9,577)	(12,139)	(37,357)	(41,813)
Acquisition of property interests	—	—	1,479	(80,635)	(27,384)
Deposit related to acquisition of property interests	—	—	8,850	—	—
Purchase of corporate aircraft	—	—	—	—	(8,983)
Purchases of furniture, fixtures and other	(19)	(69)	(347)	(185)	(3,428)
Net cash used in investing activities	(14,143)	(9,646)	(2,157)	(118,177)	(81,608)

Financing activities:
Proceeds from issuance of long-term debt	—	—	—	—	275,000
Repayments of long-term debt	(275)	(275)	(7,687)	(1,100)	(586,934)
Debt issuance costs	(183)	(174)	—	(762)	(7,380)
Payment of dividends	(1,475)	(1,473)	(1,466)	(5,902)	(1,466)
Other	(13)	(31)	(9)	(798)	(957)
Net cash used in financing activities	(1,946)	(1,953)	(9,162)	(8,562)	(321,737)
Change in cash, cash equivalents and restricted cash	(20,406)	3,169	24,345	(67,200)	(288,019)
Cash, cash equivalents and restricted cash, beginning of period	130,961	127,792	153,410	177,755	465,774
Cash, cash equivalents and restricted cash, end of period	$110,555	$130,961	$177,755	$110,555	$177,755

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in W&T’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Net Debt,” “Adjusted Net Loss,” “Adjusted EBITDA,”  “Free Cash Flow” and “PV-10” or are derivable from a combination of these measures. Management uses these non-GAAP financial measures in its analysis of performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies. Prior period amounts have been conformed to the methodology and presentation of the current period.

We calculate Net Debt as total debt (current and long-term portions), less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

Reconciliation of Net (Loss) Income to Adjusted Net Loss

Adjusted Net Loss adjusts for certain items that the Company believes affect comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. These items include unrealized commodity derivative gain, net, allowance for credit losses, write-off of debt issuance costs, non-recurring legal and IT-related costs, non-ARO P&A costs, and other which are then tax effected using the Federal Statutory Rate. Company management believes that this presentation is relevant and useful because it helps investors to understand the net (loss) income of the Company without the effects of certain non-recurring or unusual expenses and certain income or loss that is not realized by the Company.

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2024	2024	2023	2024	2023

	(in thousands)
	(Unaudited)
Net (loss) income	$(23,362)	$(36,921)	$(443)	$(87,145)	$15,598
Unrealized commodity derivative gain, net	(497)	(1,829)	(14,785)	(710)	(58,846)
Allowance for credit losses	118	10	28	558	37
Write-off debt issuance costs	—	—	—	—	2,330
Non-recurring legal and IT-related costs	860	(22)	413	5,798	3,044
Non-ARO P&A costs	(2,763)	16,627	4,137	20,925	6,246
Other	(1,302)	(633)	(240)	(1,845)	31
Tax effect of selected items (1)	753	(2,972)	2,194	(5,192)	9,903
Adjusted net loss	$(26,193)	$(25,740)	$(8,696)	$(67,611)	$(21,657)

Adjusted net loss per common share:
Basic	$(0.18)	$(0.17)	$(0.06)	$(0.46)	$(0.15)
Diluted	$(0.18)	$(0.17)	$(0.06)	$(0.46)	$(0.15)

Weighted average shares outstanding:
Basic	147,365	147,206	146,578	147,133	146,483
Diluted	147,365	147,206	146,578	147,133	146,483

(1) Selected items were tax effected with the Federal Statutory Rate of 21% for each respective period.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Adjusted EBITDA/ Free Cash Flow Reconciliations

The Company also presents non-GAAP financial measures of Adjusted EBITDA and Free Cash Flow. The Company defines Adjusted EBITDA as net (loss) income plus net interest expense, income tax (benefit) expense, depreciation, depletion and amortization, ARO accretion, excluding the unrealized commodity derivative gain, allowance for credit losses, non-cash incentive compensation, non-recurring legal and IT-related costs, non-ARO P&A costs, and other. Company management believes this presentation is relevant and useful because it helps investors understand W&T’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as W&T calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above), less capital expenditures, P&A costs and net interest expense (all on an accrual basis). For this purpose, the Company’s definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment but excludes acquisition costs of oil and gas properties from third parties that are not included in the Company’s capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures, P&A costs and net interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition of Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While the Company includes net interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

The following table presents a reconciliation of the Company’s net (loss) income, a GAAP measure, to Adjusted EBITDA and Free Cash Flow, as such terms are defined by the Company:

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2024	2024	2023	2024	2023

	(in thousands)
	(Unaudited)
Net (loss) income	$(23,362)	$(36,921)	$(443)	$(87,145)	$15,598
Interest expense, net	10,226	9,992	9,729	40,454	44,689
Income tax (benefit) expense	(1,849)	(4,545)	1,932	(9,985)	18,345
Depreciation, depletion and amortization	38,208	34,206	33,658	143,025	114,677
Asset retirement obligations accretion	8,157	7,848	7,377	32,374	29,018
Unrealized commodity derivative gain, net	(497)	(1,829)	(14,785)	(710)	(58,846)
Allowance for credit losses	118	10	28	558	37
Non-cash incentive compensation	3,818	1,956	3,124	10,192	10,383
Non-recurring legal and IT-related costs	860	(22)	413	5,798	3,044
Non-ARO P&A costs	(2,763)	16,627	4,137	20,925	6,246
Other	(1,302)	(633)	(240)	(1,845)	31
Adjusted EBITDA	$31,614	$26,689	$44,930	$153,641	$183,222

Capital expenditures, accrual basis (1)	$(12,228)	$(4,461)	$(10,319)	$(28,626)	$(41,278)
Asset retirement obligation settlements	(19,348)	(8,347)	(9,052)	(39,692)	(33,970)
Interest expense, net	(10,226)	(9,992)	(9,729)	(40,454)	(44,689)
Free Cash Flow	$(10,188)	$3,889	$15,830	$44,869	$63,285

(1) A reconciliation of the adjustment used to calculate Free Cash Flow to the Condensed Consolidated Financial Statements is included below:

Capital expenditures, accrual basis reconciliation
Investment in oil and natural gas properties and equipment	$(14,124)	$(9,577)	$(12,139)	$(37,357)	$(41,813)
Less: acquisition related expenditures included in investment in oil and natural gas properties and equipment	—	(4,929)	—	(4,929)	—
Less: changes in operating assets and liabilities associated with investing activities	(1,896)	(187)	(1,820)	(3,802)	(535)
Capital expenditures, accrual basis	$(12,228)	$(4,461)	$(10,319)	$(28,626)	$(41,278)

The following table presents a reconciliation of cash flow from operating activities, a GAAP measure, to Free Cash Flow, as defined by the Company:

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2024	2024	2023	2024	2023

	(in thousands)
	(Unaudited)
Net cash (used in) provided by operating activities	$(4,317)	$14,768	$35,664	$59,539	$115,326
Allowance for credit losses	118	10	28	558	37
Amortization of debt items and other items	(1,117)	(1,109)	(1,266)	(4,562)	(6,980)
Non-recurring legal and IT-related costs	860	(22)	413	5,798	3,044
Current tax (benefit) expense (1)	92	—	(1,906)	92	(140)
Change in derivatives (payable) receivable (1)	(972)	162	1,223	(1,648)	4,845
Non-ARO P&A costs	(2,763)	16,627	4,137	20,925	6,246
Changes in operating assets and liabilities, excluding asset retirement obligation settlements	11,441	(21,453)	(11,904)	(5,362)	(17,846)
Capital expenditures, accrual basis	(12,228)	(4,461)	(10,319)	(28,626)	(41,278)
Other	(1,302)	(633)	(240)	(1,845)	31
Free Cash Flow	$(10,188)	$3,889	$15,830	$44,869	$63,285

(1) A reconciliation of the adjustments used to calculate Free Cash Flow to the Condensed Consolidated Financial Statements is included below:

Current tax (benefit) expense:
Income tax (benefit) expense	$(1,849)	$(4,545)	$1,932	$(9,985)	$18,345
Less: Deferred income (benefit) taxes	(1,941)	(4,545)	3,838	(10,077)	18,485
Current tax (benefit) expense	$92	$—	$(1,906)	$92	$(140)

Changes in derivatives receivable (payable)
Derivatives (payable) receivable, end of period	$(1,377)	$(405)	$271	$(1,377)	$271
Derivatives payable (receivable), beginning of period	405	567	952	(271)	4,574
Change in derivatives (payable) receivable	$(972)	$162	$1,223	$(1,648)	$4,845

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Reconciliation of PV-10 to Standardized Measure

The Company also discloses PV-10, which is not a financial measure defined under GAAP. The standardized measure of discounted future net cash flows is the most directly comparable GAAP financial measure for proved reserves calculated using SEC pricing. Company management believes that the non-GAAP financial measure of PV-10 is relevant and useful for evaluating the relative monetary significance of oil and natural gas properties. PV-10 is also used internally when assessing the potential return on investment related to oil and natural gas properties and in evaluating acquisition opportunities. Company management believes that the use of PV-10 is valuable because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid. Additionally, Company management believes that the presentation of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies. PV-10 is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of the Company’s estimated oil and natural gas reserves. PV-10 should not be considered in isolation or as substitutes for the standardized measure of discounted future net cash flows as defined under GAAP. Investors should not assume that PV-10 of the Company’s proved oil and natural gas reserves represents a current market value of the Company’s estimated oil and natural gas reserves.

The following table presents a reconciliation of the standardized measure of discounted future net cash flows relating to the Company’s estimated proved oil and natural gas reserves, a GAAP measure, to PV-10, as defined by the Company.

	December 31,
	2024	2023
PV-10	$1,229.5	$1,080.9
Future income taxes, discounted at 10%	(154.8)	(151.0)
PV-10 before ARO	1,074.7	929.9
Present value of estimated ARO, discounted at 10%	(334.6)	(246.7)
Standardized measure	$740.1	$683.2

CONTACT:	Al Petrie	Sameer Parasnis
	Investor Relations Coordinator	Executive VP and CFO
	investorrelations@wtoffshore.com	sparasnis@wtoffshore.com
	713-297-8024	713-513-8654